EXHIBIT 99.1

IMPLANT SCIENCES CORPORATION ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL 2010

Wilmington, MA… March 3, 2010…Implant Sciences Corporation (OTCBB:IMSC), a high technology supplier of systems and sensors for the homeland security market and related industries, today announced financial results for its fiscal 2010 second quarter ended December 31, 2009.  The Company’s financial condition and results of operations reported below include only continuing operations, which exclude the financial condition and results of our discontinued operations.

Revenues for the three months ended December 31, 2009 were $603,000 as compared with $1,519,000 for the comparable prior year period, a decrease of $916,000 or 60.3%.  Revenues for the six months ended December 31, 2009 were $2,423,000 as compared with $7,467,000 for the comparable prior year period, a decrease of $5,044,000 or 67.6%. The decrease in security products revenues for the three and six months ended December 31, 2009, is primarily the result of a decrease in the number of units sold of our explosives detection products to customers in China and India.  During the six months ended December 31, 2008, we made significant shipments of our handheld explosives detection equipment to a customer in China, aggregating approximately $4,169,000 in sales which shipments coincided with security preparations for the 2008 Beijing Olympics.  Revenue from government contracts decreased in the three months and six months ended December 31 2009, due to the expiration of several contracts in the period.

Gross margin for the three months ended December 31, 2009 decreased to $126,000 or 20.9% of  revenues as compared with gross margin of $638,000 or 42.0% of  revenues for the comparable prior year period. Gross margin for the six months ended December 31, 2009 decreased to $967,000 or 39.9% of  revenues as compared with gross margin of $3,414,000 or 45.7% of revenues for the comparable prior year period.  The decrease in gross margin for the three and six months ended December 31, 2009 is a result of competitive pricing pressures, increased per unit manufacturing overhead, as overhead costs were allocated to a reduced volume, an increase in quality assurance costs and minimum guaranteed royalties due on licensed technology.

Research and development expense for the three months ended December 31, 2009 decreased 23.3% to $576,000 as compared with $751,000 for the comparable prior year period.  For the six months ended  December 31, 2009 research and development expense decreased 33.9% to $1,171,000 as compared with $1,771,000 for the comparable prior year period. The decrease in research and development expenses in the three and six months ended December 31, 2009 is due primarily to decreased payroll and related fringe benefits costs resulting from a reduction in personnel and reduced consulting fees.

 Selling, general and administrative expenses for the three months ended December 31, 2009 decreased 46.1% to $842,000 as compared with $1,561,000 for the comparable prior year period.  For the six months ended December 31, 2009 selling, general and administrative expenses decreased 47.3% to $2,069,000 as compared with $3,927,000 for the comparable prior year period.  The decrease in selling, general and administrative expenses in the three and six months ended December 31, 2009 is due primarily to decreased payroll and related fringe benefits costs resulting from a reduction in personnel, decreased variable selling expenses due to the significant decrease in sales of our security products, decreased rent and related occupancy costs and decreased legal and audit fees, partially offset by an increase in consulting fees and increased loan financing fees.

For the three and six months ended December 31, 2009, we recorded a lease termination benefit of $384,000 as compared with $0 for the comparable prior year period.  The lease termination benefit resulted from the dismissal of litigation related to Accurel’s lease obligations in California on October 28, 2009. Accurel has no further obligations or liabilities to the lessor under this lease.

For the three months ended December 31, 2009, we recorded other expense, net of $716,000 as compared with other expense, net of $416,000, for the comparable prior year period, an increase of $300,000. For the six months ended December 31, 2009, we recorded other expense, net of $1,364,000 as compared with other expense, net of $440,000, for the comparable prior year period, an increase of $924,000.  The increase in the three and six months ended December 31, 2009 is due primarily to increased borrowings under our credit facility with DMRJ Group, LLC and to higher interest rates on these borrowings and the realized gain of $468,000 on the transfer of our investment in CorNova common stock in connection with the senior secured convertible promissory note issued to DMRJ in December 2008.

Loss from continuing operations for the three months ended December 31, 2009 was $1,624,000 as compared with a loss of $2,090,000 for the comparable prior year period, a decrease of $466,000, or 22.3%.  The decrease in loss from continuing operations is due primarily to a decrease in operating expenses and recognition of the lease termination benefit.  Loss from continuing operations for the six months ended December 31, 2009 was $3,253,000 as compared with a loss of $2,724,000 for the comparable prior year period, an increase of $529,000, or 19.4%.  The increase in loss from continuing operations is due primarily to decreased sales of our security products, an increase in interest expense and the realized gain of $468,000 on the transfer of our investment in CorNova common stock in the six months ended December 31, 2008, offset partially by a decrease in operating expenses and recognition of the lease termination benefit.

Net loss for the three months ended December 31, 2009 was $1,624,000, or $0.10 per share, as compared to $2,061,000, or $0.15 per share, for the comparable prior year period.  Net loss for the six months ended December 31, 2009 was $3,273,000, or $0.21 per share, as compared to $1,705,000, or $0.12 per share, for the comparable prior year period.  Net loss for the three and six months ended December 31, 2008 included income from discontinued operations of $29,000 and $1,019,000, respectively.

As of December 31, 2009, our cash position was $25,000 as compared to $0 as of June 30, 2009.

Glenn D. Bolduc, President and CEO of Implant Sciences, commented, “Our second quarter was a quarter of dynamic change where several important objectives were met, and which we believe set the stage for our future growth and success.  Most notably, on January 14, 2010, we were awarded a $6 million contract for our Quantum SnifferTM QS-H150 Portable Explosives Detector and associated support by the Ministry of Defence, Government of India. The Company was successful in achieving “Designation” for our Quantum SnifferTM technology under the Support Anti-terrorism by Fostering Effective Technology Act of 2002 (the SAFETY Act) from the U. S Department of Homeland Security.  We successfully negotiated an amendment to our credit facility with DMRJ Group, LLC, which extended the maturity of all of our indebtedness from December 10, 2009 to June 10, 2010, increased our line of credit, waived all existing defaults under our notes and reduced the interest payable on our obligations under the notes to 15%. Further, we have commenced a process to retain industry-experienced sales and marketing personnel to expand our worldwide and domestic presence.

We believe the recent Christmas Day bombing attempt of Northwest Airlines flight #253 combined with our market research suggests growing global demand for explosives trace detection equipment and technology.  Our own recent business development activities indicate significant opportunities for sales of our existing handheld explosives detection equipment in India, China and Pakistan.  We believe there is significant demand for handheld explosives detection equipment, estimated by us to be as much as $80 million over the next 12 to 18 months.”

Mr. Bolduc concluded, “While gratified at the successful accomplishments in our second quarter, we are mindful that there are significant challenges ahead.  The Company will require capital to execute its business plan and is actively engaged in the pursuit of additional funding.   However, in spite of the obstacles, we believe we have now put in place the right team to overcome the hurdles and take advantage of the growing worldwide opportunities to demonstrate the benefits of Implant Sciences’ security solutions.”

Additional information on the financial condition and results of operations can be found in the Company’s Quarterly Report on Form 10-Q for the three and six month period ended December 31, 2009 filed with the Securities and Exchange Commission.

Company Conference Call

Management will host a conference call on Wednesday, March 3, 2010 at 4:15 PM Eastern time to review the Company’s fiscal 2010 second quarter financial results and operations.  Following the Company’s prepared remarks there will be a Q&A session.  The call can be accessed by interested parties by dialing: 866-730-5770 within the U.S. or 857-350-1594 outside the U.S. and entering the passcode: 83393811.  Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.  A replay of the conference call will be available two hours after the call for one month by dialing: 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering passcode: 71503226.  The conference call will also be available live over the Internet at the investor relations section of Implant Sciences’ website at www.implantsciences.com.  A replay of the webcast will be available for one month after the call.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that we will be required to repay all of our indebtedness to our secured lender, DMRJ Group by June 10, 2010; if we are unable to satisfy our obligations to DMRJ and to raise additional capital to fund operations, DMRJ may seize our assets and our business may fail; we continue to incur substantial operating losses and may never be profitable; our explosives detection products and technologies (including any new products we may develop) may not be accepted by the U.S. government or by other law enforcement agencies or commercial consumers of security products; liability claims related to our products or our handling of hazardous materials could damage our reputation and have a material adverse effect on our financial results; our business is subject to intense competition and rapid technological change; the delisting of our common stock by the NYSE Amex has limited our stock's liquidity and has impaired our ability to raise capital; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2009 and Quarterly Reports on Form 10-Q for the periods ended September 30, 2009 and December 31, 2009.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:
Implant Sciences Corporation
Glenn Bolduc, President and CEO
(978) 752-1700
gbolduc@implantsciences.com

Implant Sciences Corporation
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2009	2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$25,000	$-
Restricted cash	537,000	664,000
Accounts receivable-trade, net of allowance of $96,000 and $65,000, respectively	115,000	201,000
Accounts receivable, unbilled	29,000	138,000
Note receivable	172,000	167,000
Inventories	241,000	561,000
Prepaid expenses and other current assets	216,000	518,000
Current assets held for sale	103,000	169,000
Total current assets	1,438,000	2,418,000
Property and equipment, net	212,000	276,000
Note receivable	671,000	766,000
Other non-current assets	18,000	68,000
Goodwill	3,136,000	3,136,000
Total assets	$5,475,000	$6,664,000

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Cash overdraft	$-	$6,000
Senior secured convertible note	4,480,000	4,049,000
Senior secured note	1,000,000	-
Line of credit	1,819,000	-
Current maturities of long-term debt and obligations under capital lease	24,000	27,000
Notes payable	100,000	100,000
Payable to Med-Tec	55,000	56,000
Accrued expenses	1,796,000	1,968,000
Accounts payable	3,400,000	4,337,000
Current portion of long-term lease liability	-	334,000
Derivatives	-	-
Deferred revenue	191,000	428,000
Current liabilities held for sale	63,000	107,000
Total current liabilities	12,928,000	11,412,000

Long-term liabilities:
Long-term debt and obligations under capital lease, net of current maturities	67,000	86,000
Long-term lease liability	-	84,000
Total long-term liabilities	67,000	170,000
Total liabilities	12,995,000	11,582,000

Commitments and contingencies

Series E Convertible Preferred Stock, $5 stated value; 1,000,000 shares
authorized, 1,000,000 shares outstanding (liquidation value $5,000,000)	5,000,000	5,000,000

Series F Convertible Preferred Stock, no stated value; 2,000,000 shares
authorized, 1,646,663 shares outstanding (liquidation value $378,000)	378,000	-

Stockholders' (deficit) equity:
Common stock; $0.10 par value; 50,000,000 shares authorized; 17,634,740 and 17,624,195 at December 31, 2009 and 15,434,740 and 15,424,195 at June 30, 2009 shares issued and outstanding, respectively	1,763,000	1,543,000
Additional paid-in capital	61,452,000	61,290,000
Accumulated deficit	(75,951,000)	(72,678,000)
Deferred compensation	(89,000)	-
Treasury stock, 10,545 common shares, respectively, at cost	(73,000)	(73,000)
Total stockholders' (deficit) equity	(12,898,000)	(9,918,000)
Total liabilities and stockholders' (deficit) equity	$5,475,000	$6,664,000

Implant Sciences Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Security products	$496,000	$1,207,000	$2,131,000	$6,509,000
Government contracts and services	107,000	312,000	292,000	958,000
	603,000	1,519,000	2,423,000	7,467,000
Cost of revenues	477,000	881,000	1,456,000	4,053,000
Gross margin	126,000	638,000	967,000	3,414,000
Operating expenses:
Research and development	576,000	751,000	1,171,000	1,771,000
Selling, general and administrative	842,000	1,561,000	2,069,000	3,927,000
Lease termination benefit	(384,000)	-	(384,000)	-
	1,034,000	2,312,000	2,856,000	5,698,000
Loss from operations	(908,000)	(1,674,000)	(1,889,000)	(2,284,000)
Other income (expense), net:
Interest income	14,000	12,000	32,000	20,000
Interest expense	(730,000)	(773,000)	(1,396,000)	(805,000)
Realized losses in unconsolidated subsidiary	-	(123,000)	-	(123,000)
Gain on transfer of investment	-	468,000	-	468,000
Total other income (expense), net	(716,000)	(416,000)	(1,364,000)	(440,000)
Loss from continuing operations	(1,624,000)	(2,090,000)	(3,253,000)	(2,724,000)
Preferred distribution, dividends and accretion	-	(18,000)	-	(207,000)
Loss from continuing operations applicable to common shareholders	(1,624,000)	(2,108,000)	(3,253,000)	(2,931,000)

Income (loss) income from discontinued operations, before sale of discontinued operations	-	7,000	(20,000)	997,000
Gain on sale of Core Systems	-	22,000	-	22,000
Net income (loss) from discontinued operations	-	29,000	(20,000)	1,019,000
Net loss applicable to common shareholders	$(1,624,000)	$(2,079,000)	$(3,273,000)	$(1,912,000)
Net loss	$(1,624,000)	$(2,061,000)	$(3,273,000)	$(1,705,000)

Loss per share from continuing operations, basic and diluted	$(0.10)	$(0.15)	$(0.21)	$(0.20)
Loss per share from continuing operations applicable to common shareholders, basic and diluted	$(0.10)	$(0.15)	$(0.21)	$(0.21)
(Loss) income per share from discontinued operations, basic and diluted	$0.00	$0.00	$(0.00)	$0.07

Net loss per share applicable to common shareholders, basic and diluted	$(0.10)	$(0.15)	$(0.21)	$(0.14)
Net loss per share	$(0.10)	$(0.15)	$(0.21)	$(0.12)
Weighted average shares used in computing net loss per common share, basic and diluted	16,157,529	14,135,155	15,790,862	13,801,822